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                                                                      Exhibit 99

                             THE CHUBB CORPORATION

                   GLOBAL EMPLOYEE STOCK PURCHASE PLAN (2001)

     1. PURPOSE OF THE PLAN. The purpose of the Global Employee Stock Purchase Plan (2001) (the "Plan") is to amend and restate the Stock Purchase Plan (1989) in order to continue to provide employment incentive through a capital accumulation opportunity, link employee and shareholder interests, and provide an opportunity for employees of The Chubb Corporation (hereinafter called the "Corporation") and certain of its subsidiaries to purchase the Corporation's stock.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Organization & Compensation Committee (the "Committee") as from time to time appointed pursuant to the By-Laws of the Corporation. The Committee shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and its employees.

     The Committee may in its sole discretion determine from time to time that the Corporation shall grant purchase rights under an offering ("Offering") to all of the then eligible employees, provided, however, that it shall be under no obligation to do so.

     3. PARTICIPATION IN THE PLAN. The individuals who shall be eligible to receive grants of purchase rights under an Offering shall be all the employees (including directors who are employees) of the Corporation or of any Subsidiary of the Corporation designated by the Committee as a Participating Subsidiary in an Offering, except those employees who, on the date as of which purchase rights are granted under an Offering (the "Grant Date" in respect of each purchase right), are in paybands seven and above (or their equivalents), have less than one year of continuous employment with the Corporation or a Participating Subsidiary immediately prior thereto or whose customary employment on such date is, or at any time during such one year period was, less than twenty hours per week; provided, however, that a purchase shall only be effected with an employee of a Subsidiary only if such purchase will, under the applicable provisions of the Internal Revenue Code as then in effect, qualify for the same tax treatment as would be accorded if such employee was then an employee of the Corporation; and further provided, that no individual shall be eligible to effect a purchase under an Offering if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of stock of the Corporation and any Subsidiary then owned by such individual, either directly or indirectly, within the meaning of the applicable sections of the Internal Revenue Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of any corporation in an unbroken chain of corporations beginning with the Corporation (including the Corporation), in which each corporation other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations of such chain (all corporations other than the Corporation in such chain herein called "Subsidiaries" or individually a "Subsidiary"). The term "Compensation" as used in this Plan means annual salary and does not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution. Employment by a corporation, business or business unit substantially all of the stock or assets, of which have been acquired by the Corporation or a Participating Subsidiary or employment by a corporation which has been merged with or into the Corporation or a Participating Subsidiary shall be considered as employment by the Corporation or a Participating Subsidiary for all purposes of the Plan, including for purposes of determining whether or not an employee of the Corporation or a Participating Subsidiary has met the one year employment requirement set forth above.

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     4. STOCK.  The stock subject to the purchase rights shall be, in the discretion of the Board of Directors of the Corporation, either authorized but unissued shares of the Common Stock of the Corporation ("Common Stock") or shares of Common Stock held in the treasury of the Corporation or any Subsidiary of the Corporation, including shares purchased in the open market or otherwise. Subject to adjustment in accordance with the provisions of paragraph 6(h) hereof, the total number of shares of Common Stock which may be the subject of such Agreements shall not exceed in the aggregate 7,900,000 shares.

     In the event that any shares of Common Stock which are the subject of an Offering are not purchased, such unpurchased shares of Common Stock may again be available for subsequent Offerings.

     5. NUMBER OF SHARES WHICH AN EMPLOYEE MAY PURCHASE. An eligible employee may elect to purchase under an Offering a number of shares of Common Stock determined by the Committee but in no event greater than the number of shares of Common Stock with a fair market value (determined as provided in Section 6(b)) on the Grant Date, not in excess of 2 1/4 times 10% of the employee's rate of Compensation as of the Grant Date, in each case as determined from the payroll records of the Corporation and the Participating Subsidiaries.

     Notwithstanding the foregoing provisions of this Plan no individual may elect to purchase under Offerings in any single calendar year, a number of shares of Common Stock which, together with all other shares in the Corporation and Subsidiaries which the employee may be entitled to purchase in such year pursuant to an Offering and under any other employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code (as it may be amended from time to time), has an aggregate fair market value (measured in each case on the Grant Date) in excess of $25,000.

     6. TERMS AND CONDITIONS OF OFFERINGS:

     (a) General:

     The Offerings shall be in such form as the Committee shall from time to time approve, and shall contain such terms and conditions as the Committee shall prescribe not inconsistent with the Plan.

     (b) Purchase Price:

     The purchase price per share will be not less than 85% of the fair market value of a share of the Common Stock based on the average of the highest and lowest sales prices as reported for consolidated trading of issues listed on the New York Stock Exchange on the Grant Date.

     (c) Payment of Purchase Price:

     Each Offering shall prescribe the method or methods pursuant to which the purchase price of shares shall be paid by the employee, including cash purchase and cashless exercise purchase methods.

     (d) Term of Offerings:

     Each Offering shall be dated as of the date purchase rights are granted under the Plan and shall have a stated term ending on a day (the "Expiration Date") which is not more than 27 months from such date.

     (e) When Shares Must be Purchased:

     Each Offering shall provide that, subject to earlier purchase pursuant to Paragraph 6(g) hereof, any shares to be purchased thereunder must be purchased during a purchase period ending no later than the Expiration Date (hereinafter called the "Purchase Period") provided, however, that the Offering may provide that if the fair market value (determined in accordance with Section 6(b) hereof) during the Purchase Period is less than the purchase price per share of the Offering (increased by any amount necessary to pay transaction fees as in the case of a cashless exercise), no purchase will be made during the Purchase Period and the purchase rights will be terminated.

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     (f) Employee's Purchase Directions:

     Except as provided in Section 6(e) hereof and subject to earlier purchase pursuant to Paragraph 6(g) hereof, each Offering shall provide that the employee during the Purchase Period may purchase all of the shares covered by such Offering unless the employee shall, in the manner provided for in the Offering, notify the Secretary of the Corporation, or such other persons specified in the Offering, during an election period established under an Offering that the employee does not desire to purchase any of such shares or desires to purchase fewer than all of such shares.

     (g) Termination of Employment and Change in Control:

     Each Offering shall specify the applicable rules in respect of the effect of the death, disability, retirement or other termination of employment of the employee and the effect, if any, of a change in control of the Corporation.

     (h) Adjustments:

     In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be made the subject of Offerings under the Plan, (2) the number and kind of shares subject to outstanding Offerings and (3) the purchase price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has outstanding purchase rights provided, however, that the number of shares subject to any such purchase rights shall always be a whole number.

     (i) Assignability:

     No rights hereunder shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an employee who has been granted purchase rights under an Offering the shares which are covered by such purchase rights may be purchased only by the employee.

     (j) Employee's Agreement:

     If, at the time of the purchase of shares which are covered by purchase rights under an Offering, in the opinion of counsel for the Corporation, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the employee purchasing such shares shall agree that such employee will purchase such shares for investment and not with any present intention to resell the same, the employee will, upon the request of the Corporation, execute and deliver to the Corporation an agreement to such effect. The Corporation may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan.

     (k) Rights as a Shareholder:

     An employee who has been granted purchase rights hereunder shall have no rights as a shareholder with respect to shares covered by such purchase rights until the date of the issuance of the shares to the employee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of this Plan, the Corporation, in lieu of the issuance of certificates, may utilize a book entry account system for recording ownership of shares of Common Stock, subject to the rules generally applicable to such system.

     7. TERM OF PLAN. No grant of purchase rights shall be made after April 24, 2011.

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     8. AMENDMENTS.  The Plan is wholly discretionary in nature. As such, the
Board of Directors may, in its sole discretion, from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all purchase rights; provided, however, that no such action of the Board of Directors may, without the approval of the Shareholders, make any amendment for which Shareholder approval is necessary to comply with any tax or regulatory requirement with which the Committee has determined it is necessary or advisable to have the Corporation comply. Subject to the limitations in this Section 8 relating to Shareholder approval, the Committee may, in its sole discretion, make such amendment or modification to the Plan or any purchase rights granted thereunder as is necessary or desirable to comply with, or effectuate administration of the Plan under the laws, rules or regulations of any foreign jurisdiction, the laws of which may be applicable to the Plan or its participants thereunder.

     9. APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of Common Stock pursuant to an Offering will be used for general corporate purposes.

   10. GOVERNING LAW. This Plan and all Offerings shall be construed in accordance with and governed by the laws of the State of New York.

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